Exhibit 99.1

Contact:	Dan Foley — Investors	Alberto López — Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6370	(702) 407-6344

Release #HET 10-06XX

Harrah’s Entertainment Reports Third-Quarter Results;
Revenues, Property EBITDA Hit Records; Same-Store Sales Increase

•                  Revenues rise 11 percent to third-quarter record $2.5 billion

•                  Property EBITDA climbs to third-quarter record $685 million, Adjusted EPS from Continuing Operations reaches 94 cents and same-store sales gain 8 percent despite temporary shutdown of Atlantic City casinos

•                  Strong cross-property visitation propels  Las Vegas Region to record results

•                  The company essentially completed assembling land for its Las Vegas master plan with an agreement to acquire the Barbary Coast, a transaction that will give Harrah’s control of three-quarters of the intersection of Flamingo and the Las Vegas Strip

•                  Harrah’s reopens Grand Biloxi Hotel & Casino and opens new hotels in New Orleans and Metropolis, Illinois

LAS VEGAS — October 25, 2006 — Harrah’s Entertainment, Inc. (NYSE:HET) today reported the following financial results for the 2006 third quarter:

HARRAH’S ENTERTAINMENT, INC.

COMPANY WIDE RESULTS

(in billions, except per share amounts)

	2006	2005	Percent
	Third	Third	Increase
	Quarter	Quarter	(Decrease)
Revenues	$2.51	$2.27	10.6%
Property EBITDA	$0.68	$0.66	4.5%
Adjusted EPS from Continuing Operations	$0.94	$1.00	-6.0%

Property EBITDA and Adjusted EPS from Continuing Operations are not Generally Accepted Accounting Principles measurements but are commonly used in the gaming industry as measures of performance and as bases for valuation of gaming companies. In addition, analysts’ per-share earnings estimates for gaming companies are comparable to Adjusted EPS from Continuing Operations. Reconciliations of Adjusted EPS from Continuing Operations to GAAP EPS and Property EBITDA to income from operations are attached to this release.

On a GAAP basis, third-quarter income from operations was $442 million, an increase of 5 percent over the year-ago quarter. Income from continuing operations was $178 million, up 4 percent from $171 million in the 2005 third quarter. Diluted earnings per share from continuing operations were 96 cents, an increase of 4 percent from the 92 cents achieved in the year-ago quarter.

Third-quarter same-store sales at properties that Harrah’s has operated for more than 12 months rose 8 percent from the year-ago quarter. The comparison includes properties acquired in the acquisition of Caesars Entertainment, Inc., but excludes properties closed for all or part of the periods due to hurricane damage sustained in the third quarter of 2005.

Highlights

•                  On October 2, 2006, Harrah’s announced that it had formed a Special Committee comprised of all non-management directors in connection with the receipt of a proposal from two private equity firms — Apollo Management and Texas Pacific Group — to acquire the company. There is no assurance that Harrah’s will enter into an agreement with the private equity firms or any other transaction.

•                  Database marketing is driving strong cross-market play, particularly to the Las Vegas Region, where Harrah’s properties posted record third-quarter results.

•                  Harrah’s raised its bid to acquire London Clubs International to approximately $570 million and agreed to purchase Genting International plc’s 29.6 percent stake in London Clubs. Harrah’s offer for the remaining London Club shares has been extended to November 4, 2006. If the offer is successful the acquisition is expected to close in the 2006 fourth quarter.

“We posted third-quarter revenue and Property EBITDA records and an overall 8 percent increase in same-store sales,” said Gary Loveman, chairman, chief executive officer and president of Harrah’s Entertainment. “The Las Vegas Region in particular benefited from increased visitation and spending by members of the company’s Total Rewards customer-loyalty program, and the successful World Series of Poker at the Rio.

“New Jersey’s three-day shutdown of Atlantic City casinos due to a state budget impasse, competitive activities in the city and insufficient marketing initiatives on our part impacted our Atlantic City Region performance. Most other regions saw improved operating earnings and higher margins,” Loveman said.

“During the third quarter, we opened our new 450-room luxury hotel in New Orleans, a new, smaller Grand Casino Biloxi Hotel & Spa in Mississippi and a 258-room hotel in Metropolis, Illinois. We also began live harness racing and simulcasting at Harrah’s Chester Casino & Racetrack near Philadelphia,” Loveman said.  “We plan to open a casino with 2,750 slot machines at Chester in January 2007.

“We also continued to work on domestic and international expansion plans,” Loveman said. “We initiated a campaign for voter support of a November ballot measure that would allow development of a casino in West Warwick, Rhode Island and are pursuing a slot-parlor license with our partners in Pittsburgh.

“We continued to refine our master plans for Atlantic City and Las Vegas, the latter of which will benefit from our agreement to acquire the Barbary Coast property in exchange for land we own at another location on the Las Vegas Strip,” Loveman said. “This transaction will give us control of 350 acres at one of the most famous intersections in the world and considerably strengthens our ability to create a destination experience within the Las Vegas market.”

Subject to regulatory approvals, the Barbary Coast transaction is expected to close in the 2007 first quarter.

“The London Clubs International acquisition will provide the company with an immediate presence in the growing UK gaming market and enhanced opportunities elsewhere in Europe. And we continue to pursue casino resort projects in other European countries, the Caribbean and Asia,” Loveman said.

“Meanwhile, our organic-growth strategy continues to deliver strong results, and we are very enthusiastic about the many exciting opportunities on the horizon,” Loveman said. “We remain focused on our efforts to increase shareholder value.”

Third-quarter news summaries

•                  The 37th annual World Series of Poker at the Rio All-Suite Hotel & Casino ended in August when Californian Jamie Gold outlasted a record field of

                        8,773 players to win the No-Limit Hold ‘Em World Championship, a gold and jewel-encrusted bracelet and $12 million in cash. The 48-day, 46-event World Series of Poker generated a gross prize pool of $171 million, making it the richest sporting competition on the planet.

•                  In early August, Charles L. Atwood was appointed vice chairman of the company, with responsibility for development, design and construction efforts, as well as strategic sourcing, internal audit, enterprise risk management and security, surveillance and investigations. Harrah’s senior vice president and treasurer, Jonathan S. Halkyard, was appointed chief financial officer, succeeding Atwood.

•                  Harrah’s increased the borrowing capacity under its bank-credit facilities from $4 billion to $5 billion.

Regional Results

Summaries of results by region follow below.  Results for 2005 include the operations of the Caesars Entertainment properties, subsequent to their acquisition on June 13, 2005.

LAS VEGAS REGION

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)

Total revenues	$812.4	$670.1	21.2%	$2,441.4	$1,235.0	97.7%
Income from operations	192.1	146.3	31.3%	635.9	295.6	115.1%
Property EBITDA	243.0	193.9	25.3%	796.5	381.3	108.9%

Las Vegas Region properties include Harrah’s Las Vegas, Rio, Bally’s Las Vegas, Paris, Flamingo Las Vegas, Caesars Palace and Imperial Palace.

Las Vegas Region revenues rose 21 percent and Property EBITDA increased 25 percent, thanks to gains at Caesars Palace and a record performance at the Rio — host property for the 2006 World Series of Poker. The gains were driven by strong growth in cross-market and cross-property play and higher spend per visitor. The 2006 third-quarter results include the Imperial Palace, which was acquired in the fourth quarter of 2005.

OTHER NEVADA

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)

Total revenues	$183.4	$186.2	-1.5%	$494.8	$471.6	4.9%
Income from operations	41.3	50.4	-18.1%	90.3	87.3	3.4%
Property EBITDA	54.5	60.5	-9.9%	130.0	123.0	5.7%

Other Nevada properties include Harrah’s Reno, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Casino and Harrah’s Laughlin.

Other Nevada revenues declined slightly and Property EBITDA was off 10 percent from results of the 2005 third quarter due to a lower hold percentage at Lake Tahoe.

ATLANTIC CITY REGION

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)

Total revenues	$560.2	$562.1	-0.3%	$1,571.4	$1,004.3	56.5%
Income from operations	136.2	150.5	-9.5%	356.3	257.0	38.6%
Property EBITDA	186.6	199.7	-6.6%	496.9	354.7	40.1%

Atlantic City Region properties include Harrah’s Atlantic City, Showboat Atlantic City, Caesars Atlantic City, Bally’s Atlantic City and Harrah’s Chester.

Atlantic City Region revenues were flat and Property EBITDA declined 7 percent due to both the state government’s three-day shutdown of all Atlantic City casinos and competitive activities in the market. The company is adjusting its own Atlantic City promotional efforts to increase the effectiveness and efficiency of its operations there.

LOUISIANA/MISSISSIPPI REGION

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Total revenues	$376.1	$326.5	15.2%	$1,019.4	$830.9	22.7%
Income from operations	73.7	46.4	58.8%	201.7	128.6	56.8%
Property EBITDA	96.0	77.6	23.7%	265.1	192.5	37.7%

Louisiana/Mississippi Region properties include Harrah’s New Orleans, Horseshoe Bossier City, Louisiana Downs, Horseshoe Tunica, Grand Casino Tunica, Sheraton Tunica and Grand Casino Biloxi.

The Louisiana/Mississippi Region posted a 15 percent gain in revenues and a 24 percent increase in Property EBITDA due mainly to a strong performance at Harrah’s New Orleans. Grand Biloxi was closed for most of the 2006 third quarter due to Hurricane Katrina and Grand Biloxi and New Orleans were closed for one month in the year-ago period.

ILLINOIS/INDIANA REGION

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Total revenues	$314.4	$292.9	7.3%	$926.6	$722.8	28.2%
Income from operations	56.3	52.3	7.6%	172.7	138.3	24.9%
Property EBITDA	72.9	65.4	11.5%	216.3	168.8	28.1%

Illinois/Indiana Region properties include Horseshoe Hammond, Harrah’s Joliet, Harrah’s Metropolis, and Caesars Indiana.

Revenues rose 7 percent and Property EBITDA increased 12 percent in the Illinois/Indiana Region due primarily to the opening of the company’s new hotel at Metropolis, Illinois, and strong results at Harrah’s Joliet.

IOWA/MISSOURI REGION

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Total revenues	$206.4	$184.2	12.1%	$607.0	$548.9	10.6%
Income from operations	33.8	30.1	12.3%	99.2	92.6	7.1%
Property EBITDA	53.7	49.0	9.6%	162.4	149.1	8.9%

Iowa/Missouri Region properties include Harrah’s St. Louis, Harrah’s Council Bluffs, Horseshoe Council Bluffs and Harrah’s North Kansas City.

Strong performances at the Horseshoe Council Bluffs more than offset declines at the Council Bluffs riverboat in Iowa and gains at Harrah’s St. Louis led to a 12 percent increase in revenues and a 10 percent rise in Property EBITDA in the Iowa/Missouri Region.

MANAGED/INTERNATIONAL/

OTHER

(in millions)

	2006	2005	Percent	2006	2005	Percent
	Third	Third	Increase	First Nine	First Nine	Increase
	Quarter	Quarter	(Decrease)	Months	Months	(Decrease)
Total revenues	59.6	50.4	18.3%	182.7	101.5	80.0%
Losses from operations	(39.6)	(5.9)	N/M	(69.5)	(19.7)	N/M
Property EBITDA	(22.0)	9.3	N/M	(19.7)	24.7	N/M

Managed, international and other results include income from our managed properties, results of our international properties and certain marketing and administrative expenses, including development costs, and income from our nonconsolidated subsidiaries.

Third-quarter development and master-planning expenses were higher than in the year-ago quarter as the company continued its pursuit of domestic and international growth opportunities, especially costs in support of a ballot initiative in Rhode Island.

Other Items

Third-quarter corporate expenses rose to $48 million from $32 million in the 2005 third quarter due primarily to the addition of stock-based compensation expense.

The amortization of intangible assets decreased from the 2005 third quarter, when estimates were used pending completion of the Caesars purchase-price allocation.

Interest expense increased 10 percent year-over-year due primarily to higher interest rates.

The third-quarter effective income tax rate, after minority interest, was 35.1 percent, compared with a 36.4 percent third-quarter 2005 tax rate. The effective tax rate for the first nine months of 2006 was 36.6 percent, compared to 37.8 percent in the prior year period.  The 2006 effective tax rates reflect the impact of certain income-tax benefits identified as the company completed its 2005 tax returns.   Excluding the impact of these benefits from the tax-rate calculation, the effective tax rates for third-quarter and first nine months of 2006 were 39 percent and 38 percent, respectively.

Discontinued Operations for third quarter 2006 include the financial results of Harrah’s Lake Charles, and 2005 results were restated to reflect the results of Harrah’s Lake Charles in Discontinued Operations.  Discontinued Operations for the 2005 third quarter also included the operating results of Reno Hilton, Flamingo Laughlin and the Grand Gulfport subsequent to their acquisition.

Weighted average common and common equivalent shares outstanding for the third quarter were 186.3 million shares, compared to 185.1 million in the 2005 third quarter.

Conference Call Details

Harrah’s Entertainment will host a conference call on October 25, 2006, at 9:00 a.m. Eastern Daylight Time to discuss third-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time. A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 10:00 a.m. EDT on Wednesday, October 25. The replay will be available through 11:59 p.m. EST on Wednesday, November 1. The passcode number for the conference call and the replay is 7115418. The conference call will also be broadcast on the company’s Web site — www.harrahs.com — in the Investor relations section.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through its operating subsidiaries.  Since its beginning in Reno, Nevada 68 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions.  Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

 More information about Harrah’s is available at its Web site — www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah’s.  These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein);  financial community and rating agency perceptions of Harrah’s; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah’s operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

-more-

HARRAH’S ENTERTAINMENT, INC.
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In millions except per share amounts)	Sept. 30, 2006	Sept. 30, 2005	Sept.30, 2006	Sept. 30, 2005
Revenues	$2,512.5	$2,272.4	$7,243.3	$4,915.0
Property operating expenses	(1,827.8)	(1,617.0)	(5,195.8)	(3,520.9)
Depreciation and amortization	(169.3)	(137.8)	(487.1)	(329.1)
Operating profit	515.4	517.6	1,560.4	1,065.0
Corporate expense	(48.0)	(32.4)	(136.1)	(70.6)
Merger and integration costs	(3.9)	(15.2)	(23.7)	(35.9)
(Losses)/income on interests in nonconsolidated affiliates	(0.2)	0.8	2.9	0.6
Amortization of intangible assets	(17.0)	(32.5)	(52.8)	(39.4)
Project opening costs and other items	(4.4)	(15.8)	(23.9)	(46.5)
Income from operations	441.9	422.5	1,326.8	873.2
Interest expense, net of interest capitalized	(165.7)	(151.1)	(492.2)	(318.6)
Losses on early extinguishments of debt	(0.9)	—	(62.0)	(2.2)
Other income, including interest income	3.0	0.9	4.7	4.0
Income before income taxes and minority interests	278.3	272.3	777.3	556.4
Provision for income taxes	(96.3)	(97.9)	(279.7)	(206.7)
Minority interests	(3.7)	(3.4)	(13.2)	(8.9)
Income from continuing operations	178.3	171.0	484.4	340.8
Discontinued operations, net of tax	(1.1)	(2.0)	3.7	37.8
Net income	$177.2	$169.0	$488.1	$378.6
Earnings per share — basic
Income from continuing operations	$0.97	$0.94	$2.64	$2.48
Discontinued operations, net of tax	(0.01)	(0.01)	0.02	0.27
Net income	$0.96	$0.93	$2.66	$2.75
Earnings per share — diluted
Income from continuing operations	$0.96	$0.92	$2.59	$2.44
Discontinued operations, net of tax	(0.01)	(0.01)	0.02	0.27
Net income	$0.95	$0.91	$2.61	$2.71
Weighted average common shares outstanding	184.3	182.6	183.8	137.6
Weighted average common and common equivalent shares outstanding	186.3	185.1	187.2	139.9

HARRAH’S ENTERTAINMENT, INC.
SUPPLEMENTAL OPERATING INFORMATION
(UNAUDITED)

	Third Quarter Ended		Nine Months Ended
(In millions)	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005
Revenues (a)
Las Vegas Region	$812.4	$670.1	$2,441.4	$1,235.0
Atlantic City Region	560.2	562.1	1,571.4	1,004.3
Louisiana/Mississippi Region	376.1	326.5	1,019.4	830.9
Iowa/Missouri Region	206.4	184.2	607.0	548.9
Illinois/Indiana Region	314.4	292.9	926.6	722.8
Other Nevada Region	183.4	186.2	494.8	471.6
Managed/International/Other	59.6	50.4	182.7	101.5
Total Revenues	$2,512.5	$2,272.4	$7,243.3	$4,915.0
Income from operations (a)
Las Vegas Region	$192.1	$146.3	$635.9	$295.6
Atlantic City Region	136.2	150.5	356.3	257.0
Louisiana/Mississippi Region	73.7	46.4	201.7	128.6
Iowa/Missouri Region	33.8	30.1	99.2	92.6
Illinois/Indiana Region	56.3	52.3	172.7	138.3
Other Nevada Region	41.3	50.4	90.3	87.3
Managed/International/Other	(39.6)	(5.9)	(69.5)	(19.7)
Corporate expense	(48.0)	(32.4)	(136.1)	(70.6)
Merger and integration costs	(3.9)	(15.2)	(23.7)	(35.9)
Total Income from operations	$441.9	$422.5	$1,326.8	$873.2
Property EBITDA (a) (b)
Las Vegas Region	$243.0	$193.9	$796.5	$381.3
Atlantic City Region	186.6	199.7	496.9	354.7
Louisiana/Mississippi Region	96.0	77.6	265.1	192.5
Iowa/Missouri Region	53.7	49.0	162.4	149.1
Illinois/Indiana Region	72.9	65.4	216.3	168.8
Other Nevada Region	54.5	60.5	130.0	123.0
Managed/International/Other	(22.0)	9.3	(19.7)	24.7
Total Property EBITDA	$684.7	$655.4	$2,047.5	$1,394.1
Project opening costs and other items (a)
Project opening costs	$(5.7)	$(6.8)	$(14.9)	$(12.3)
Write-downs, reserves and recoveries including hurricane expenses	1.3	(9.0)	(9.0)	(34.2)
Total Project openings costs and other items	$(4.4)	$(15.8)	$(23.9)	$(46.5)

(a)    In first quarter 2006, Harrah’s Lake Charles was classified as assets held-for-sale. Therefore, 2005 third quarter and nine months results have been reclassified from Income from continuing operations to Discontinued operations.

(b)    Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, merger and integration costs, income/(losses) on interests in non-consolidated affiliates and amortization of intangible assets. Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner. As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.
SUPPLEMENTAL INFORMATION
CALCULATION OF ADJUSTED EARNINGS PER SHARE (c)
(UNAUDITED)

(In millions, except per share amounts)	Third Quarter Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005
Income before income taxes and minority interests	$278.3	$272.3	$777.3	$556.4
Add:
Project opening costs and other items	4.4	15.8	23.9	46.5
Merger and integration costs	3.9	15.2	23.7	35.9
Losses on early extinguishments of debt	0.9	—	62.0	2.2
Adjusted income before income taxes and minority interests	287.5	303.3	886.9	641.0
Provision for income taxes	(109.2)	(114.0)	(330.3)	(243.2)
Minority interests	(3.7)	(3.4)	(13.2)	(8.9)
Adjusted income from continuing operations	174.6	185.9	543.4	388.9
Discontinued operations, net of tax	(1.1)	(2.0)	3.7	37.8
Add/(deduct):
Gain on sale of discontinued operations, net of tax	—	(0.3)	—	(19.8)
Valuation allowance provided for unrealizable net operating loss carry-forwards related to Harrah’s Tunica	—	—	—	0.8
Project opening costs and other items, net of tax	1.7	10.7	1.6	10.8

Adjusted net income	$175.2	$194.3	$548.7	$418.5

Adjusted earnings per share
From continuing operations	$0.94	$1.00	$2.90	$2.78
Net income	$0.94	$1.05	$2.93	$2.99

Weighted average common and common equivalent sharesoutstanding	186.3	185.1	187.2	139.9

(c)             Adjusted Earnings Per Share (Adjusted EPS) is a supplemental financial measure used by management, as well as industry analysts, to evaluate operations.  However, Adjusted EPS should not be construed as an alternative to Earnings Per Share as determined in accordance with generally accepted accounting principles.  Adjusted EPS as presented by our Company may not be comparable to similarly titled measures presented by other companies, as such measures may not be calculated consistently.

HARRAH’S ENTERTAINMENT, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS
(UNAUDITED)

(In millions)

Third Quarter Ended Sept. 30, 2006

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International Other	Total
Revenues	$812.4	$560.2	$376.1	$206.4	$314.4	$183.4	$59.6	$2,512.5
Property operating expenses	(569.4)	(373.6)	(280.1)	(152.7)	(241.5)	(128.9)	(81.6)	(1,827.8)
Property EBITDA	243.0	186.6	96.0	53.7	72.9	54.5	(22.0)	684.7
Depreciation and amortization	(47.7)	(43.8)	(18.7)	(18.7)	(13.5)	(12.8)	(14.1)	(169.3)
Operating profit	195.3	142.8	77.3	35.0	59.4	41.7	(36.1)	515.4
Amortization of intangible assets	(3.5)	(6.4)	(1.1)	(0.9)	(2.0)	(0.2)	(2.9)	(17.0)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	(0.2)	(0.2)
Project opening costs and other items	0.3	(0.2)	(2.5)	(0.3)	(1.1)	(0.2)	(0.4)	(4.4)
Corporate expense	—	—	—	—	—	—	(48.0)	(48.0)
Merger and integration costs	—	—	—	—	—	—	(3.9)	(3.9)
Income from operations	$192.1	$136.2	$73.7	$33.8	$56.3	$41.3	$(91.5)	$441.9
Third Quarter Ended Sept. 30, 2005
Revenues	$670.1	$562.1	$326.5	$184.2	$292.9	$186.2	$50.4	$2,272.4
Property operating expenses	(476.2)	(362.4)	(248.9)	(135.2)	(227.5)	(125.7)	(41.1)	(1,617.0)
Property EBITDA	193.9	199.7	77.6	49.0	65.4	60.5	9.3	655.4
Depreciation and amortization	(38.9)	(33.3)	(16.2)	(17.2)	(9.6)	(12.7)	(9.9)	(137.8)
Operating profit	155.0	166.4	61.4	31.8	55.8	47.8	(0.6)	517.6
Amortization of intangible assets	(7.0)	(11.6)	(4.3)	(1.0)	(2.8)	(0.2)	(5.6)	(32.5)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	0.8	0.8
Project opening costs and other items	(1.7)	(4.3)	(10.7)	(0.7)	(0.7)	2.8	(0.5)	(15.8)
Corporate expense	—	—	—	—	—	—	(32.4)	(32.4)
Merger and integration costs	—	—	—	—	—	—	(15.2)	(15.2)
Income from operations	$146.3	$150.5	$46.4	$30.1	$52.3	$50.4	$(53.5)	$422.5

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH’S ENTERTAINMENT, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF PROPERTY EBITDA TO INCOME FROM OPERATIONS
(UNAUDITED)

(In millions)

Nine Months Ended Sept. 30, 2006

	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed/ International Other	Total
Revenues	$2,441.4	$1,571.4	$1,019.4	$607.0	$926.6	$494.8	$182.7	$7,243.3
Property operating expenses	(1,644.9)	(1,074.5)	(754.3)	(444.6)	(710.3)	(364.8)	(202.4)	(5,195.8)
Property EBITDA	796.5	496.9	265.1	162.4	216.3	130.0	(19.7)	2,047.5
Depreciation and amortization	(147.8)	(114.8)	(54.5)	(56.5)	(37.4)	(38.2)	(37.9)	(487.1)
Operating profit	648.7	382.1	210.6	105.9	178.9	91.8	(57.6)	1,560.4
Amortization of intangible assets	(11.0)	(18.3)	(6.0)	(2.9)	(4.0)	(0.6)	(10.0)	(52.8)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	2.9	2.9
Project opening costs and other items	(1.8)	(7.5)	(2.9)	(3.8)	(2.2)	(0.9)	(4.8)	(23.9)
Corporate expense	—	—	—	—	—	—	(136.1)	(136.1)
Merger and integration costs	—	—	—	—	—	—	(23.7)	(23.7)
Income from operations	$635.9	$356.3	$201.7	$99.2	$172.7	$90.3	$(229.3)	$1,326.8

Nine Months Ended Sept. 30, 2005

Revenues	$1,235.0	$1,004.3	$830.9	$548.9	$722.8	$471.6	$101.5	$4,915.0
Property operating expenses	(853.7)	(649.6)	(638.4)	(399.8)	(554.0)	(348.6)	(76.8)	(3,520.9)
Property EBITDA	381.3	354.7	192.5	149.1	168.8	123.0	24.7	1,394.1
Depreciation and amortization	(75.5)	(74.0)	(44.1)	(49.8)	(25.5)	(38.2)	(22.0)	(329.1)
Operating profit	305.8	280.7	148.4	99.3	143.3	84.8	2.7	1,065.0
Amortization of intangible assets	(7.0)	(11.6)	(6.9)	(3.0)	(3.4)	(0.6)	(6.9)	(39.4)
Income on interests in nonconsolidated affiliates	—	—	—	—	—	—	0.6	0.6
Project opening costs and other items	(3.2)	(12.1)	(12.9)	(3.7)	(1.6)	3.1	(16.1)	(46.5)
Corporate expense	—	—	—	—	—	—	(70.6)	(70.6)
Merger and integration costs	—	—	—	—	—	—	(35.9)	(35.9)
Income from operations	$295.6	$257.0	$128.6	$92.6	$138.3	$87.3	$(126.2)	$873.2

*       Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.